Exhibit 99.2

Information Relating to Part II, Item 14 — Other Expenses of Issuance and Distribution

The expenses in connection with the issuance and distribution by L3 Technologies, Inc. (“L3 Technologies”) of $800,000,000 in aggregate principal amount of 3.85% Senior Notes due 2023 and $1,000,000,000 in aggregate principal amount of 4.40% Senior Notes due 2028, registered pursuant to L3 Technologies’ and the subsidiary guarantors’ Registration Statement on Form S-3 (File No. 333-212152) filed on June 21, 2016, other than underwriting discounts and commissions, are set forth in the following table. All amounts are estimated except the Securities and Exchange Commission registration fee and the rating agency fees. All of such expenses are being borne by L3 Technologies.

SEC Registration Fee	$224,100
Rating Agency Fees	3,000,000
Legal Fees and Expenses	283,000
Accounting Fees and Expenses	250,000
Printing Expenses	28,000
Trustee’s Fees and Expenses	3,000
Miscellaneous	11,900
Total	$3,800,000